As filed with the United States Securities and Exchange Commission on October 2, 2024

Registration No 333-138602

Registration No 333-142267

Registration No. 333-145899

Registration No. 333-147687

Registration No. 333-148978

Registration No. 333-152274

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO:

Form S-3 Registration Statement No. 333-138602

Form S-3 Registration Statement No. 333-142267

Form S-3 Registration Statement No. 333-145899

Form S-3 Registration Statement No. 333-147687

Form S-3 Registration Statement No. 333-148978

Form S-3 Registration Statement No. 333-152274

UNDER

THE SECURITIES ACT OF 1933

Perficient, Inc.

(Exact name of registrant as specified in its charter)

Delaware	74-2853258
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

555 Maryville University Drive

Suite 600

St Louis, Missouri, 63141

(314)-529-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Mr. Paul E Martin

Chief Financial Officer, Treasurer and Assistant Secretary

Perficient, Inc.

555 Maryville University Drive

Suite 600

St. Louis, Missouri 63141

(314)-529-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert M. Hayward, P.C.

Kevin M. Frank

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, Illinois 60654

(312) 862-2200

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of all securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Perficient, Inc., a Delaware corporation (the “Registrant”), to withdraw and remove from registration all of the unsold securities under the following Registration Statements on Form S-3 (each, a “Registration Statement” and, collectively, the “Registration Statements”), which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”):

•

Any and all shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”) registered for resale but unsold as of the date hereof under Registration Statement on Form S-3 (File No. 333-138602), filed with the SEC on November 13, 2006, as amended on December 20, 2006 and January 22, 2007.

•

Any and all shares of the Registrant’s Common Stock registered for resale but unsold as of the date hereof under Registration Statement on Form S-3 (File No. 333-142267), filed with the SEC on April 20, 2007, as amended on July 5, 2007, August 3, 2007 and August 24, 2007.

•

Any and all shares of the Registrant’s Common Stock registered for resale but unsold as of the date hereof under Registration Statement on Form S-3 (File No. 333-145899), filed with the SEC on September 6, 2007.

•

Any and all shares of the Registrant’s Common Stock registered for resale but unsold as of the date hereof under Registration Statement on Form S-3 (File No. 333-147687), filed with the SEC on November 28, 2007, as amended on January 28, 2008.

•

Any and all shares of the Registrant’s Common Stock registered for resale but unsold as of the date hereof under Registration Statement on Form S-3 (File No. 333-148978), filed with the SEC on January 31, 2008.

•

Any and all shares of the Registrant’s Common Stock registered for resale but unsold as of the date hereof under Registration Statement on Form S-3 (File No. 333-152274), filed with the SEC on July 11, 2008, as amended on August 1, 2008.

The Registrant is terminating all offerings of its securities pursuant to the foregoing Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration by means of these Post-Effective Amendments any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration any of the securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on October 2, 2024.

PERFICIENT, INC.

By:	/s/ Paul E. Martin
Name:	Paul E. Martin
Title:	Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.